Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264191

Prospectus Supplement No. 3 to Prospectus dated May 15, 2023

ONFOLIO HOLDINGS INC.

6,199,863 Shares of Common Stock Issuable Upon the Exercise of Warrants

This Prospectus Supplement No. 3 (“Prospectus Supplement No. 3”) relates to the Prospectus of Onfolio Holdings Inc., dated May 15, 2023 (the “Prospectus”), relating to 6,199,883 shares of common stock issuable upon the exercise of warrants, including 6,117,250 shares of common stock issuable upon exercise of warrants issued to investors in our initial public offering (the “publicly-traded warrants”) and 82,613 of common stock issuable upon the exercise of warrants issued to the representative of the underwriters in our initial public offering.

This Prospectus Supplement No. 3 is being filed to update the Prospectus and include the information set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which was filed with the Securities and Exchange Commission on August 14, 2023.

This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus and (i) Prospectus Supplement No. 2 filed with the Securities and Exchange Commission on June 15, 2023 and (ii) Prospectus Supplement No. 1 filed with the Securities and Exchange Commission on May 16, 2023 (the “Prior Supplements”) and is qualified by reference to the Prospectus and the Prior Supplements, except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus and the Prior Supplements, and may not be delivered without the Prospectus and the Prior Supplements.

Our common stock and publicly-traded warrants are listed and traded under the symbols “ONFO” and “ONFOW,” respectively, on the Nasdaq Capital Market. On August 11, 2023, the closing price of our common stock and publicly-traded warrants on the NASDAQ Capital Market was $0.96 and $0.11, respectively.

We are an “emerging growth company” under applicable federal securities laws and as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings.

Investing in our shares of common stock and publicly-traded warrants (collectively, “securities”) involves a high degree of risk. See the section of the Prospectus entitled “Risk Factors” beginning on page 11 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is August 14, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2023

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________to ___________

Commission File Number: 001-41466

ONFOLIO HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	37-1978697
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1007 North Orange Street, 4th Floor, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

(682) 990-6920

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	ONFO	Nasdaq Capital Market
Warrants To Purchase Common Stock	ONFOW	Nasdaq Capital Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐   No ☒

Number of common stock outstanding as of August 11, 2023 was 5,110,195.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Report on Form 10-Q contains forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should not place undue reliance on these forward-looking statements.

Examples of forward-looking statements include, but are not limited to:

●	the anticipated timing of the development of future products;
●	projections of costs, revenue, earnings, capital structure and other financial items;
●	statements of our plans and objectives;
●	statements regarding the capabilities of our business operations;
●	statements of expected future economic performance;
●	statements regarding competition in our market; and
●	assumptions underlying statements regarding us or our business.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

●

our ability to manage our current and projected financial position and estimated cash burn rate, including our estimates regarding expenses, future revenues and capital requirements, and ultimately our ability to continue as a going concern;

●

our ability to raise additional capital or additional funding to further develop and expand our business to meet our long-term business objectives. We have limited revenues and we cannot predict when we will achieve significant revenues and sustained profitability;

●	our ability to achieve significant revenues and sustained profitability;
●	changes in customer demand;
●	our ability to develop our brands cost-effectively, to attract new customers and retain customers on a cost-effective basis;
●	our ability to compete in the markets in which our website participate;
●	our ability to make strategic actions, including acquisitions and dispositions and our success in integrating acquired businesses;
●	our ability to continue to successfully manage our websites on a combined basis;
●	security breaches, cybersecurity attacks and other significant disruptions in our information technology systems;
●	developments and changes in laws and regulations, including increased regulation of our industry through legislative action and revised rules and standards;
●	the occurrence of hostilities, political instability or catastrophic events;
●	the occurrence of a pandemic and its potential impact on our business; and
●	natural events such as severe weather, fires, floods and earthquakes, or man-made or other disruptions of our operating systems, structures or equipment;

3

●	other risks to which our Company is subject; and
●	other factors beyond the Company’s control.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under Part I Item 1.A “Risk Factors” contained in our Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Many factors could cause our actual results to differ materially from the forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

4

ITEM 1. FINANCIAL STATEMENTS.

Onfolio Holdings Inc.
Consolidated Balance Sheets
(Unaudited)
	June 30	December 31
	2023	2022
Assets

Current Assets:
Cash and cash equivalents	4,052,355	6,701,122
Accounts receivable, net	106,357	137,598
Inventory	117,983	105,129
Prepaids and other current assets	164,389	212,180
Total Current Assets	4,441,084	7,156,029

Intangible assets	4,185,362	3,864,618
Goodwill	4,243,718	4,209,126
Due from related party	129,526	111,720
Investment in unconsolidated joint ventures, cost method	154,007	154,007
Investment in unconsolidated joint ventures, equity method	277,155	280,326

Total Assets	$13,430,852	$15,775,826

Liabilities and Stockholder’s Equity

Current Liabilities:
Accounts payable and other current liabilities	$352,223	$550,454
Dividends payable	46,620	54,404
Acquisition notes payable	2,416,323	2,456,323
Notes payable	19,215	68,959
Contingent consideration	60,000	60,000
Deferred revenue	247,322	113,251
Total Current Liabilities	3,141,703	3,303,391

Total Liabilities	3,141,703	3,303,391

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $0.001 per value, 5,000,000 shares authorized
Series A Preferred stock, $0.001 par value, 1,000,000 shares authorized, 69,660 issued and outstanding at June 30, 2023 and December 31, 2022;	70	70
Common stock, $0.001 par value, 50,000,000 shares authorized, 5,110,195 issued and outstanding at June 30, 2023 and December 31, 2022;	5,110	5,110
Additional paid-in capital	20,434,371	19,950,774
Accumulated other comprehensive income	109,557	96,971
Accumulated deficit	(10,259,959)	(7,580,490)
Total Stockholders' Equity	10,289,149	12,472,435
Total Liabilities and Stockholders' Equity	$13,430,852	$15,775,826

The accompanying notes are an integral part of these unaudited consolidated financial statements

5

Onfolio Holdings Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022

Revenue, services	$295,750	$68,143	$688,151	$186,130
Revenue, product sales	1,014,293	289,679	1,973,626	557,615
Total Revenue	1,310,043	357,822	2,661,777	743,745

Cost of revenue, services	129,622	55,416	433,786	183,755
Cost of revenue, product sales	364,850	152,697	669,207	249,127
Total cost of revenue	494,472	208,113	1,102,993	432,882

Gross profit	815,571	149,710	1,558,784	310,863

Operating expenses
Selling, general and administrative	1,572,825	1,035,463	3,192,205	1,769,753
Professional fees	303,443	161,751	627,828	268,383
Impairment of intangible assets	189,937	-	189,937	-
Acquisition costs	57,393	163,307	208,007	240,468
Total operating expenses	2,123,598	1,360,521	4,217,977	2,278,604

Loss from operations	(1,308,027)	(1,210,811)	(2,659,193)	(1,967,741)

Other income (expense)
Equity method income	5,207	6,309	12,095	16,488
Dividend income	247	1,333	1,516	1,718
Interest income (expense), net	2,626	1,144	58,758	(1,256)
Other income	5,822	1,354	8,624	1,354
Impairment of investments	-	(29,557)	-	(29,557)
Loss on sale of asset	-	(34,306)	-	(34,306)
Total other income	13,902	(53,723)	80,993	(45,559)

Loss before income taxes	(1,294,125)	(1,264,534)	(2,578,200)	(2,013,300)

Income tax (provision) benefit	-	-	-	-

Net loss	(1,294,125)	(1,264,534)	(2,578,200)	(2,013,300)

Preferred Dividends	(50,244)	(45,728)	(101,269)	(88,848)
Net loss to common shareholders	$(1,344,369)	$(1,310,262)	$(2,679,469)	$(2,102,148)

Net loss per common shareholder
Basic and diluted	$(0.26)	$(0.56)	$(0.52)	$(0.89)

Weighted average shares outstanding
Basic and diluted	5,110,195	2,355,045	5,110,195	2,354,560

The accompanying notes are an integral part of these unaudited consolidated financial statements

6

Onfolio Holdings Inc.
Consolidated Statements of Stockholders' Equity
For the Six Months Ended June 30, 2023 and 2022
(Unaudited)

	Preferred Stock, $0.001 Par value		Common Stock, $0.001 Par Value		Additional	Accumulated	Accumulated Other Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Income	Equity

Balance, December 31, 2022	69,660	$70	5,110,195	$5,110	$19,950,774	$(7,580,490)	$96,971	$12,472,435

Stock-based compensation	-	-	-	-	233,355	-	-	233,355
Preferred dividends	-	-	-	-	-	(51,025)	-	(51,025)
Foreign currency translation							(7,481)	(7,481)
Net loss	-	-	-	-	-	(1,284,075)	-	(1,284,075)

Balance, March 31, 2023	69,660	70	5,110,195	5,110	20,184,129	(8,915,590)	89,490	11,363,209

Stock-based compensation	-	-	-	-	250,242	-	-	250,242
Preferred dividends	-	-	-	-	-	(50,244)	-	(50,244)
Foreign currency translation							20,067	20,067
Net loss	-	-	-	-	-	(1,294,125)	-	(1,294,125)

Balance, June 30, 2023	69,660	$70	5,110,195	$5,110	$20,434,371	$(10,259,959)	$109,557	$10,289,149

Balance, December 31, 2021	56,800	$57	2,353,645	$2,354	$6,522,382	$(3,150,988)	$-	$3,373,805

Preferred Shares for cash	5,200	5	-	-	129,995	-	-	130,000
Stock-based compensation	-	-	1,400	1	219,659	-	-	219,660
Preferred dividends	-	-	-	-	-	(43,120)	-	(43,120)
Net loss	-	-	-	-	-	(748,766)	-	(748,766)

Balance, March 31, 2022	62,000	62	2,355,045	2,355	6,872,036	(3,942,874)	-	2,931,579

Preferred Shares for cash	7,460	7	-	-	186,493	-	-	186,500
Stock-based compensation	-	-	1,400	1	240,184	-	-	240,185
Preferred dividends	-	-	-	-	-	(45,728)	-	(45,728)
Net loss	-	-	-	-	-	(1,264,534)	-	(1,264,534)

Balance, June 30, 2022	69,460	$69	2,356,445	$2,356	$7,298,713	$(5,253,136)	$-	$2,048,002

The accompanying notes are an integral part of these consolidated financial statements

7

Onfolio Holdings Inc.
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2023 and 2022
(Unaudited)

	2023	2022
Cash Flows from Operating Activities
Net loss	$(2,578,200)	$(2,013,300)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	483,597	459,845
Equity method income	(12,095)	(16,488)
Dividends received from equity method investment	15,266	17,607
Loss on sale of asset	-	34,306
Amortization of intangible assets	361,108	-
Impairment of intangible assets	189,937	-
Net change in:
Accounts receivable	31,241	(23,026)
Inventory	(12,854)	(9,797)
Prepaids and other current assets	47,791	(51,635)
Accounts payable and other current liabilities	(198,231)	72,638
Due to joint ventures	(17,806)	(31,796)
Deferred revenue	134,071	3,980
Due to related parties	-	(480)

Net cash used in operating activities	(1,556,175)	(1,558,146)

Cash Flows from Investing Activities
Proceeds from sale of intangible assets	-	45,694
Cash paid to acquire business	(850,000)	-
Investments in joint ventures	-	(22,500)
Net cash used in investing activities	(850,000)	23,194

Cash Flows from Financing Activities
Proceeds from sale of Series A preferred stock	-	316,500
Payments of preferred dividends	(109,053)	(44,995)
Payment of contribution to joint venture note payable	-	(35,000)
Payments on acquisition note payable	(40,000)	-
Proceeds from notes payable	-	44,000
Payments on note payables	(49,744)	(31,151)

Net cash provided by financing activities	(198,797)	249,354

Effect of foreign currency translation	(43,795)	-

Net Change in Cash	(2,648,767)	(1,285,598)
Cash, Beginning of Period	6,701,122	1,710,318

Cash, End of Period	4,052,355	$424,720

Cash Paid For:
Income Taxes	$-	$-
Interest	$18,836	$1,256

The accompanying notes are an integral part of these consolidated financial statements

8

ONFOLIO HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND ORGANIZATION

Onfolio Holdings Inc. (“Company”) was incorporated on July 20, 2020 under the laws of Delaware to acquire and development high-growth and profitable internet businesses. The Company primarily earns revenue through website management, advertising and content placement on its websites, and product sales on certain sites. The Company owns multiple websites and manages websites on behalf of certain unconsolidated entities in which it holds equity interests.

On July 22, 2020, the Company issued 2,000,000 shares to Dominic Wells, the Company’s CEO in exchange for 100% of the membership interest of Onfolio LLC. At the time of the transaction, Dominic Wells was the sole owner of both Onfolio LLC and the Company and as such the transaction was considered a combination of entities under common control under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805. Onfolio LLC owned and operated several domain names that were recognized on the Company’s balance sheet at carryover basis in accordance with ASC 805. The results of operations and cash flows of Onfolio LLC are included in the Company’s consolidated financial statements since the incorporation date of Onfolio LLC in 2019. Onfolio LLC is a Delaware LLC and was formed on May 14, 2019 by the sole member Dominic Wells.

On April 7, 2021 and September 6, 2021, the Company created wholly-owned subsidiaries, Mighty Deals LLC and Onfolio Crafts LLC, respectively, in the state of Delaware.

On November 15, 2021, the Company created a wholly-owned subsidiary, Onfolio Assets, LLC in the state of Delaware.

On December 8, 2022, the Company created a wholly-owned subsidiaries WP Folio LLC and Proofread Anywhere LLC in the state of Delaware.

On January 20, 2023, the Company created a wholly-owned subsidiary, Contentellect LLC in the state of Delaware.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim information an in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the United States Securities and Exchange Commission (the “SEC”). The Company’s fiscal year end is December 31. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented. The accompanying unaudited consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on April 12, 2023. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

The consolidated financial statements of the Company include the accounts of its wholly owned subsidiaries and other controlled entities. The Company’s wholly-owned subsidiaries are Onfolio LLC, Vital Reaction, LLC, Mighty Deals LLC, Onfolio Assets, LLC, WP Folio, LLC, Proofread Anywhere, LLC, Contentellect, LLC, SEO Butler Limited and Onfolio Crafts LLC. All intercompany transactions and balances have been eliminated in consolidation.

9

Foreign Currency Translation

The Company, and its subsidiaries Onfolio LLC, Vital Reaction, LLC, Mighty Deals LLC, Onfolio Assets, LLC, WP Folio, LLC, Proofread Anywhere, LLC, Contentellect, LLC and Onfolio Crafts LLC, maintain their accounting records in U.S. Dollars. The Company’s operating subsidiary, SEO Butler, is located in the United Kingdom and maintains its accounting records in Great Britain Pounds, which is its functional currency. Assets and liabilities of the subsidiary are translated into U.S. dollars at exchange rates at the balance sheet date, equity accounts are translated at historical exchange rate and revenues and expenses are translated by using the average exchange rates for the period. Translation adjustments are reported as a separate component of other comprehensive income (loss) in the consolidated statements of operations and comprehensive loss. Foreign currency denominated transactions are translated at exchange rates approximating those in effect at the transaction dates.

Investment in Unconsolidated Entities – Equity and Cost Method Investments

We account for our interests in entities in which we are able to exercise significant influence over operating and financial policies, generally 50% or less ownership interest, under the equity method of accounting. In such cases, our original investments are recorded at cost and adjusted for our share of earnings, losses and distributions. We account for our interests in entities where we have virtually no influence over operating and financial policies under the cost method of accounting. In such cases, our original investments are recorded at the cost to acquire the interest and any distributions received are recorded as income. Our investments in Onfolio JV I, LLC (“JV I”), Onfolio JV II, LLC (“JV II”) and Onfolio JV III, LLC (“JV III”) are accounted for under the cost method. All investments are subject to our impairment review policy. The Company recognized the value of its investments in these joint ventures at carryover basis based on the amount paid by the CEO to the joint venture for Onfolio JV 1 LLC, and agreed to pay the joint venture the contribution for Onfolio JV II LLC and Onfolio JV III LLC at the carryover basis for the amount the interest was acquired for by the CEO.

The current investment in unconsolidated affiliates accounted for under the equity method consists of a 35.8% interest in Onfolio JV IV, LLC (“JV IV”), which is involved in the acquisition, development and operation of websites to produce advertising revenue. The initial value of an investment in an unconsolidated affiliate accounted for under the equity method is recorded at the fair value of the consideration paid.

Variable Interest Entities

Variable interest entities (“VIEs”) are consolidated when the investor is the primary beneficiary. A primary beneficiary is the variable interest holder in a VIE with both the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and the obligation to absorb losses, or the right to receive benefits that could potentially be significant to the VIE. Management concluded that the joint ventures do not qualify as variable interest entities under the requirements of ASC 810, as the joint ventures 1) have sufficient equity to finance its activities; 2) have equity owners that as a group have the characteristics of a controlling financial interest in the business, through the ability to vote on a majority basis to change the managing member of the respective joint ventures, and 3) are structured with substantive voting rights. The Company accounts for its investments in the joint ventures under either the cost or equity method based on the equity ownership in each entity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. The Company uses significant judgements when making estimates related to the assessment of control over variable interest entities, valuation of deferred tax assets and impairment of long lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalent

Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

10

Inventories

Inventories are stated at the lower of actual cost or net realizable value. Cost is determined by using the first-in, first-out (FIFO) method.

Long-lived Assets

The Company amortizes acquired definite-lived intangible assets over their estimated useful lives. Other indefinite-lived intangible assets are not amortized but subject to annual impairment tests. In accordance with ASC 360 “Property Plant and Equipment,” the Company reviews the carrying value of intangibles subject to amortization and long-lived assets for impairment throughout the year or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Revenue Recognition

The Company follows the guidance of the FASB ASC 606, Revenue from Contracts with Customers to all contracts using the modified retrospective method.

Revenue is recognized based on the following five step model:

-	Identification of the contract with a customer
-	Identification of the performance obligations in the contract
-	Determination of the transaction price
-	Allocation of the transaction price to the performance obligations in the contract
-	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company primarily earns revenue through website management, digital services, advertising and content placement on its websites, product sales, and digital product sales. Management services revenue is earned and recognized on a monthly basis as the services are provided. Advertising and content revenue is earned and recognized once the content is presented on the Company’s sites in accordance with the customer requirements. Product sales are recognized at the time the product is shipped to the customer. In certain circumstances, products are shipped directly by a supplier to the end customer at the Company’s request. The Company determined that it is the primary obligor in these contracts due to being responsible for fulfilling the customer contract, establishing pricing with the customer, and taking on credit risk from the customer. The Company recognizes revenue from these contracts with customers on a gross basis. Digital product sales represent electronic content that is transferred to the customer at time of purchase. The Company also earns revenue from online course subscriptions that may have monthly or annual subscriptions. In circumstances when a customer purchases an annual subscription upfront, the Company defers the revenue until the performance obligation has been satisfied. As of June 30, 2023, the Company has $247,322 in deferred revenue related to unsatisfied performance obligations that are expected to be recognized during the 12 months following June 30, 2023.

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The following table presented disaggregated revenue information for the three and six months ended June 30, 2023 and 2022:

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2023	2022	2023	2022
Website management	$30,045	$50,237	$70,657	$116,339
Advertising and content revenue	160,660	17,905	427,281	69,790
Product sales	181,779	202,086	308,490	331,994
Digital Product Sales	937,539	87,594	1,855,349	225,622
Total revenue	$1,310,043	$357,822	$2,661,777	$743,745

The Company does not have any single customer that accounted for greater than 10% of revenue during the three and six months ended June 30, 2023 and 2022.

Cost of Revenue

Cost of product revenue consists primarily of costs associated with the acquisition and shipment of products being sold through the Company’s online marketplaces, and the costs of its service revenue, which include website content creation costs including contract labor, service fulfillment, domain and hosting costs and certain software costs related to website operations.

Net Income (Loss) Per Share

In accordance with ASC 260 “Earnings per Share,” basic net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period. Such common equivalent shares have not been included in the computation of net loss per share as their effect would be anti-dilutive.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, which requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

(a)

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax positions as of June 30, 2023.

Fair Value of Financial Instruments

The carrying value of short-term instruments, including cash, accounts payable and accrued expenses, and notes payable approximate fair value due to the relatively short period to maturity for these instruments.

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Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Stock-Based Compensation

Accounting Standards Codification (“ASC”) 718, “Accounting for Stock-Based Compensation” established financial accounting and reporting standards for stock-based compensation plans. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The valuation of employee stock options is an inherently subjective process, since market values are generally not available for long-term, non-transferable employee stock options. Accordingly, the Black-Scholes option pricing model is utilized to derive an estimated fair value. The Black-Scholes pricing model requires the consideration of the following six variables for purposes of estimating fair value.

Expected Dividends. -  We have never declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. Accordingly, we use an expected dividend yield of zero to calculate the grant-date fair value of a stock option.

Expected Volatility. -   The expected volatility is a measure of the amount by which our stock price is expected to fluctuate during the expected term of options granted. We determine the expected volatility solely based upon the historical volatility of a peer group of companies of similar size and with similar operations.

Risk-Free Interest Rate.  - The risk-free interest rate is the implied yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the option’s expected term on the grant date.

Expected Term. - The expected life of stock options granted is based on the actual vesting date and the end of the contractual term.

Stock Option Exercise Price and Grant Date Price of Common Stock. - Currently the Company utilizes the most recent cash sale closing price of its common stock as the most reasonable indication of fair value.

The Company accounts for compensation cost for stock option plans and for share based payments to non-employees in accordance with ASC 505, “Accounting for Equity Instruments Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services“. Share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

Reclassification

Certain reclassifications have been made to our prior year’s consolidated financial statements to conform to our current year presentation. These reclassifications had no effect on our previously reported results of operations or accumulated deficit.

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Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Company’s results of operations, financial position or cash flow.

NOTE 3 – GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At June 30, 2023 the Company had not yet achieved consistent profitable operations and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity or debt financing and/or related party advances. However, there is no assurance of additional funding being available.

NOTE 4 – BUSINESS ACQUISITIONS

Contentellect Limited

On January 13, 2023, Onfolio Assets LLC, the Company’s wholly owned subsidiary, entered into an Asset Purchase Agreement (“Contentellect Asset Purchase Agreement”) with Contentellect Limited (“Contentellect”), a Guernsey limited liability company, and Mark Whitman, the sole owner of Contentellect. Pursuant to the Contentellect Asset Purchase Agreement, Onfolio Assets LLC purchased from Contentellect substantially all of Contentellect’s assets utilized in the operation of the business of providing online (i) content writing services (including white label content creation, eBook writing and eCommerce product description writing), (ii) website link building services (including white label link building, HARO link building and SEO outreach services), (iii) social media marketing services, and (iv) virtual assistant services to individuals, businesses and agencies through the website that the domain name www.contentellect.com  points at (the “Contentellect Business”).

Pursuant to the Contentellect Asset Purchase Agreement, and subject to the terms and conditions contained therein, at the closing, Contentellect will sell to Onfolio Assets LLC the assets, properties and rights of every kind and nature related to the Contentellect Business all as more fully described in the Contentellect Asset Purchase Agreement. The aggregate purchase price for the Contentellect Business was $850,000 in cash. This acquisition closed on February 1, 2023. The acquisition of Contentellect is being accounted for as a business combination under ASC 805. The Company is continuing to gather evidence to evaluate what identifiable intangible assets were acquired, such as a customer list, and the fair value of each, and expects to finalize the fair value of the acquired assets within one year of the acquisition date. The Company assigned the preliminary fair value of the consideration paid of $850,000 to domain name intangible assets that are amortized over an estimated useful life of four years.

From the period of acquisition of the Contentellect Business through June 30, 2023, the Company generated total revenue and net income of $311,273 and $13,571, respectively.

SEO Butler Acquisition

On October 6, 2022, the Company entered into a Share Purchase Agreement (“Share Purchase Agreement”) with i2W Ltd, a company incorporated and registered in England and Wales (“Seller”), and Jonathan Kiekbusch, Ezekiel Daldy, and Lyndsay Kiekbusch, shareholders of the Seller (collectively, the “Guarantors”), for the purchase of all of the issued share capital (“Sale Shares”) of SEO Butler Limited, a company incorporated and registered in England and Wales (“SEO Butler”) (the “SEO Butler Acquisition”). Seller is the owner of the legal and beneficial title to the Sale Shares of SEO Butler, which operates as a productized service business operated via the seobutler.com website and the custom build order management system on orders.seobutler.com and under the SEOButler and PBNButler names. The Guarantors have agreed to guarantee to the Company the due and punctual performance, observance and discharge by the Seller of all the Guaranteed Obligations (as defined in the Share Purchase Agreement) if and when they become performable or due under the Share Purchase Agreement.

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Pursuant to the Share Purchase Agreement, and on the terms and subject to the conditions contained therein, at the closing, the Company purchased the Sale Shares from the Seller, all as more fully described in the Share Purchase Agreement. The aggregate purchase price paid by the Company was $950,000. The transaction closed on October 13, 2022. The acquisition of SEO Butler is being accounted for as a business combination under ASC 805. The Company is continuing to gather evidence to evaluate what identifiable intangible assets were acquired, such as a customer list, and the fair value of each, and expects to finalize the fair value of the acquired assets within one year of the acquisition date.

The aggregate preliminary fair value of consideration for the SEO Butler Acquisition was as follows:

Schedule of preliminary Fair value Acquisition
Amount
Cash paid to seller	950,000
Total preliminary consideration transferred	$950,000

The following information summarizes the preliminary allocation of the fair values assigned to the assets acquired at the acquisition date:

Schedule Of Recognized Identified Assets Acquired And Liabilities
Cash Acquired	$38,587
Other Current assets	14,858
Website domains	70,000
Customer relationships	322,000
Trademarks and Trade Names	90,000
Non-Compete agreement	30,000
Goodwill	407,888
Accounts payable and other accrued liabilities	(2,205)
Deferred revenue	(21,128)
Net assets acquired	$950,000

BCP Media Acquisition

On October 13, 2022, the Company entered into an Asset Sale and Purchase Agreement (“BCP Asset Purchase Agreement”) with BCP Media, Inc., a Florida corporation (“BCP Media”), and Caitlin Pyle and Cody Lister, principals of BCP Media.

Pursuant to the BCP Asset Purchase Agreement, the Company purchased from BCP Media, substantially all the Proofreading Business (defined below) assets of BCP Media and assigned the acquired assets to the Company, which, pursuant to the BCP Asset Purchase Agreement and certain ancillary agreements, will operate the business of online proofreading training (the “Proofreading Business”) via the following websites: ProofreadAnywhere.com, WorkAtHomeSchool.com, and WorkYourWay2020.com.

Pursuant to the BCP Asset Purchase Agreement, and subject to the terms and conditions contained therein, BCP Media sold to the Company the purchased assets, all as more fully described in the BCP Asset Purchase Agreement. The purchase price was paid as follows: $4,499,000, plus a warrant to purchase up to 20,000 shares of the Company’s common stock at the price of $4.75 per share, with $2,100,000 paid in cash at the closing and $2,399,000 paid via a promissory note (the “BCP Note”).

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The BCP Note was made by the Company to BCP Media. The BCP Note has the principal sum of $2,399,000 (the “Loan Amount”) and it matures on the one year anniversary from the date of the BCP Note (the “Maturity Date”). Interest on the outstanding principal balance of, and all other sums owing under the Loan Amount, is three percent (3%) (the “Interest Rate”), compounded annually. Upon the occurrence of an Event of Default (as defined in the BCP Note), the Interest Rate automatically increases to the rate of eight percent (8%) per annum, compounded annually. The Loan Amount is payable as follows: (i) commencing on the date that is thirty (30) days from the date of the BCP Note, and continuing monthly on such same day thereafter, the Company shall make an interest only payment to BCP Media equal to $5,997.50 per month; and (ii) the entire Loan Amount, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

The acquisition of BCP Media assets is being accounted for as a business combination under ASC 805. The Company is continuing to gather evidence to evaluate what identifiable intangible assets were acquired, such as a customer list, and the fair value of each, and expects to finalize the fair value of the acquired assets within one year of the acquisition date.

The aggregate preliminary fair value of consideration for the BCP Media acquisition was as follows:

Schedule of preliminary Fair value Acquisition
Amount
Cash paid to seller	2,100,000
Notes payable issued to seller	2,399,000
Warrants to purchase common shares issued to seller	60,000
Total preliminary consideration transferred	$4,559,000

The following information summarizes the preliminary allocation of the fair values assigned to the assets acquired at the acquisition date:

Schedule Of Recognized Identified Assets Acquired And Liabilities
Website domains	$220,000
Customer relationships	813,000
Trademarks and Trade Names	330,000
Non-Compete agreement	80,000
Goodwill	3,116,000
Net assets acquired	$4,559,000

BWPS Acquisition

On October 3, 2022, the Company entered into an Asset Purchase Agreement (“BWPS Asset Purchase Agreement”) with Hoang Huu Thinh, an individual (“ Hoang”). Pursuant to the BWPS Asset Purchase Agreement, the Company will purchase from Hoang, substantially all of the Seller’s assets utilized in the operation of the business of providing a suite of optimization, customization, privacy and security products and services for WordPress websites (“WordPress Websites Business”), with the core Business offerings consisting of (i) the WordPress plugin known as PREVENT DIRECT ACCESS available via the website preventdirectaccess.com, and (ii) the WordPress plugin known as PASSWORD PROTECT WORDPRESS available via the website passwordprotectwp.com.

Pursuant to the BWPS Asset Purchase Agreement, and subject to the terms and conditions contained therein, at the closing, Hoang agreed to sell to Onfolio, LLC the WordPress Websites Business, all as more fully described in the BWPS Asset Purchase Agreement. The aggregate purchase price for the WordPress Websites Business is as follows: (i) $1,250,000 paid in cash at the closing and $40,000 paid via a promissory note to be made by Onfolio, LLC payable to Hoang after the performance of certain obligations by Hoang and others as provided for in the BWPS Asset Purchase Agreement; and (ii) up to $60,000 in cash pursuant to the earn-out provisions of the BWPS Asset Purchase Agreement. The transaction closed on October 25, 2022. The acquisition of BWPS assets is being accounted for as a business combination under ASC 805. The Company is continuing to gather evidence to evaluate what identifiable intangible assets were acquired, such as a customer list, and the fair value of each, and expects to finalize the fair value of the acquired assets within one year of the acquisition date.

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The aggregate preliminary fair value of consideration for the BWPS acquisition was as follows:

Schedule of preliminary Fair value Acquisition
Amount
Cash paid to seller	1,250,000
Notes payable issued to seller	40,000
Contingent liability for earn-out provision	60,000
Total preliminary consideration transferred	$1,350,000

The following information summarizes the preliminary allocation of the fair values assigned to the assets acquired at the acquisition date:

Schedule Of Recognized Identified Assets Acquired And Liabilities
Website domains	$130,000
Customer relationships	482,000
Trademarks and Trade Names	50,000
Non-Compete agreement	30,000
Goodwill	658,000
Net assets acquired	$1,350,000

Unaudited Pro Forma Financial Information

The following table sets forth the pro-forma consolidated results of operations for the three and six months ended June 30, 2023 and 2022 as if the Contentellect Business, BCP Media, BWPS, and SEO Butler acquisitions occurred on January 1, 2022. The pro forma results of operations are presented for informational purposes only and are not indicative of the results of operations that would have been achieved if the acquisitions had taken place on the dates noted above, or of results that may occur in the future.

	Three Months ended June 30,		Six Months ended June 30,
	2023	2022	2023	2022
Revenue	$1,310,043	$1,315,899	$2,749,810	$3,212,274
Operating loss	(1,060,697)	(1,042,461)	(2,240,428)	(1,203,756)
Net loss	(1,046,795)	(1,093,259)	(2,159,435)	(1,249,237)
Net loss attributable to common shareholders	(1,097,039)	(1,093,259)	(2,260,704)	(1,249,237)
Net loss per common share	$(0.21)	$(0.07)	$(0.44)	$(0.07)
Weighted Average common shares outstanding	5,110,195	2,355,045	5,110,195	2,354,560

NOTE 5 – INVESTMENTS IN JOINT VENTURES

The Company holds various investments in certain joint ventures as described below.

Cost method investments

OnFolio JV I, LLC (“JV I”) was formed on October 11, 2019 under the laws of Delaware. OnFolio LLC is the managing member of JV I and has operational and financial decision making. The manager of JV 1 can be removed by a majority vote of the equity holders of JV I. On August 1, 2020, the Company received an investment of 2.72% by assignment from Dominic Wells, the Company’s CEO, who invested $10,000 into JV I for the equity interest. As manager of JV I, the Company will receive a monthly management fee of $2,500, and 50% of net profits of JV I above the monthly minimum of $12,500. In the event of the sale of a website that JV I manages, the Company will received 50% of the excess of the sales price above the price paid for the site. During the year ended December 31, 2022, the Company purchased an additional 10.91% interest from existing owners for $52,500 in cash, bringing its total equity interest to 13.65%. The management fee to the Company described above was waived for fiscal year ended December 31, 2022 and through the six months ended June 30, 2023, due to lower operating results of JV I.

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OnFolio JV II, LLC (“JV II”) was formed on November 8, 2019 under the laws of Delaware. OnFolio LLC is the managing member of JV II and has operational and financial decision making. The manager of JV II can be removed by a majority vote of the equity holders of JV II. On August 1, 2020, the Company received an investment of approximately 2.14% by assignment from Dominic Wells, the Company’s CEO, who invested $10,000 into JV II for the equity interest. Additionally, during the year ending December 31, 2020 the CEO acquired an additional interest from an existing JV II investor and transferred it to the Company, bringing its total equity interest in JV II to 4.28%. During the year ending December 31, 2021, the company acquired additional interest from an existing JV II investor by paying $9,400 for his 2.14%, bringing its total equity interest in JV II to 6.42%. As manager of JV II, the Company will receive a monthly management fee of $1,500, and 50% of net profits of JV II above the monthly minimum of $16,500. In the event of the sale of a website that JV II manages, the Company will receive 50% of the excess of the sales price above the price paid for the site. During the year ended December 31, 2022, the Company purchased an additional 4.28% interest from an existing owner for $10,000 in cash, bringing its total equity interest to 10.70%. Based on the cash purchase price of the additional interest, the Company determined there was an implied impairment in the amount of $14,401 related to the cost basis of JV II during the year ended December 31, 2022. The management fee to the Company described above was waived for fiscal year ended December 31, 2022 and through the six months ended June 30, 2023, due to lower operating results of JV II.

OnFolio JV III, LLC (“JV III”) was formed on January 3, 2020 under the laws of Delaware. OnFolio LLC is the managing member of JV III and has operational and financial decision making. The manager of JV 1 can be removed by a majority vote of the equity holders of JV III. On August 1, 2020, the Company received an investment of approximately 1.94% by assignment from Dominic Wells, the Company’s CEO, who invested $10,000 into JV I for the equity interest. The $10,000 owed by the Company is included in Due to related parties on the consolidated balance sheet as of December 31, 2020. During the year ending December 31, 2021, the company acquired additional interests from existing JV II investors by paying $40,000 for 7.7652%, bringing its total equity interest in JV III to 9.7052%. As manager of JV III, the Company will receive a monthly management fee of $3,000, and 50% of net profits of JV III above the monthly minimum of $16,500. In the event of the sale of a website that JV III manages, the Company will receive 50% of the excess of the sales price above the price paid for the site. During the year ended December 31, 2022, the Company purchased an additional 3.88% interest from an existing owner for $5,000 in cash, bringing its total equity interest to 13.59%. Based on the cash purchase price of the additional interest, the Company determined there was an impairment in the amount of $37,493 recognized during the year ended December 31, 2022 related to the cost basis of JV III. The management fee to the Company described above was reduced to $500 for fiscal year ended December 31, 2022 due to lower operating results of JV III. The management fee to the Company described above was waived for the six months ended June 30, 2023 due to lower operating results of JV II.

OnFolio Groupbuild 1 LLC (“Groupbuild”) was formed on April 22, 2020 under the laws of Delaware. The Company, as manager, is entitled to 20% of the profits of Groupbuild, and an annual management fee of $15,000. The Company was assigned a 20% interest in Groupbuild by the Company’s CEO on August 1, 2020.

Equity Method Investments

OnFolio JV IV, LLC (“JV IV”) was formed on January 3, 2020 under the laws of Delaware. The Company holds an equity interest of 35.8% in JV IV, and is the manager of JV IV. The Company acquired this interest on August 1, 2020 for $290,000 through issuance of a Note payable to the joint venture. The Company paid off the note payable during the year ended December 31, 2022. The manager of JV IV can be removed by a majority vote of the equity holders of JV IV.

The balance sheet of JV IV at June 30, 2023 included total assets of $846,659 and total liabilities of $4,200.  The balance sheet of JV IV at December 31, 2022 included total assets of $855,442 and total liabilities of $4,130. Additionally, the income statement for JV IV for the three and six months ended June 30, 2023 and 2022 included the following:

	Three Months ended June 30,		Six Months ended June 30,
	2023	2022	2023	2022
Revenue	$16,556	$26,285	$22,210	$53,169
Net loss	14,545	17,618	19,241	42,375

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The Company recognized equity method income of $12,095 and $16,488 during the six months ended June, 2023 and 2022, respectively, and received dividends from JV IV of $15,266 and $17,607, respectively, which were accounted for as returns on investment.

NOTE 6 – INTANGIBLE ASSETS

The following table represents the balances of intangible assets as of June 30, 2023 and December 31, 2022:

	Estimated life	June 30, 2023	December 31, 2022
Website Domains	Indefinite	$1,118,323	$1,308,260
Website Domains	4 years	1,277,855	424,674
Customer relationships	4-6 years	1,653,133	1,638,502
Trademarks and Tradenames	10 years	480,099	476,010
Non-compete agreements	3 years	143,367	142,004
		4,672,777	3,989,450
Accumulated Amortization - Website domains		(166,533)	(23,834)
Accumulated Amortization - Customer Relationships		(250,282)	(78,514)
Accumulated Amortization - Trademarks / Tradenames		(35,591)	(11,484)
Accumulated Amortization - Non-Compete		(35,009)	(11,000)
Net Intangible		$4,185,362	$3,864,618

On January 6, 2021, the Company acquired an additional domain name and related intellectual property for a purchase price of $700,000, which was paid in cash through March 1, 2021 and recognized an as indefinite lived intangible asset. The Company also paid $42,000 as a finders fee. Management evaluated the transaction under ASC 805 and determined it was an asset acquisition, as substantially all of the fair value of assets acquired was concentrated in a group of similar assets, being the domain names and related intellectual property to operate those domains.

On August 25, 2021, the Company acquired an additional domain name and related intellectual property for a purchase price of $84,000, recognized an as indefinite lived intangible asset. Management evaluated the transaction under ASC 805 and determined it was an asset acquisition, as substantially all of the fair value of assets acquired was concentrated in a group of similar assets, being the domain names and related intellectual property to operate those domains.

On May 2, 2022 the Company sold one its domain sites and related intellectual property for a purchase price of $45,694, and recognized a loss of $34,306 on the disposal. The Company also paid $7,392 in fees related to the transaction.

On October 13, 2022, the Company closed on its acquisition of the SEO Butler Acquisition. As part of the acquisition, the Company acquired assets related to the websites operated by SEO Butler. Pursuant to the purchase price allocation as further described in Note 4, the Company allocated $512,000, which is to be amortized over the estimated life of the assets ranging from 3-10 years.

On October 14, 2022, the Company closed on its acquisition of the BCP Media Acquisition. As part of the acquisition, the Company acquired assets related to the Proofreading Business. Pursuant to the purchase price allocation as further described in Note 4, the Company allocated $1,443,000, which is to be amortized over the estimated life of the assets ranging from 3-10 years.

On October 25, 2022, the Company closed on its acquisition of the BWPS Acquisition. As part of the acquisition, the Company acquired assets related to Wordpress Plugins. Pursuant to the purchase price allocation as further described in Note 4, the Company allocated $692,000, which is to be amortized over the estimated life of the assets ranging from 3-10 years.

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On February 1, 2023, the Company close on its acquisition of the Contentellect Business, and allocated the entire $85,000 purchase price to domain name assets with an estimated life of 4 years.

During the six months ended June 30, 2023, the Company recognized impairment losses of $189,937 of intangible assets.

The following is an amortization analysis of the annual amortization of intangible assets on a fiscal year basis as of June 30, 2023:

For the year ended December 31,	Amount
2023 (6 months remaining)	$395,918
2024	756,419
2025	745,891
2026	635,457
2027	186,562
Thereafter	347,792
Total remaining intangibles amortization	3,067,039

NOTE 7 – STOCKHOLDERS’ DEFICIT

Preferred stock

The Company’s authorized preferred stock consists of 5,000,000 shares of preferred stock, with a par value of $0.001 per share. On November 20, 2020, the Company designated 1,000,000 shares of Series A Preferred Stock (“Series A”). The Series A has a liquidation preference to all other securities, a liquidation value of $25 per share, receives cumulative dividends payable in cash of 12% per year, payable monthly. The Series A does not have voting rights, except that the Company may not: 1) create any additional class or series of stock, nor any security convertible into stock of the Company that ranks superior to or in parity with the Series A; 2) modify the Series A designation; 3) initiate any dividend other than the declaration or payment of any dividend or distribution payable on the common stock in shares of common stock without approval of at least two-thirds of the holders of the Series A. The Company has the right, but not obligation to redeem the Series A beginning January 1, 2026, at the liquidation value per share plus any unpaid dividends.

During the year ended December 31, 2022, the Company issued 12,860 Series A Preferred Stock in exchange for $321,500 of cash proceeds. During the year ended December 31, 2021, the Company issued 56,600 Series A Preferred Stock in exchange for $1,415,000 of cash proceeds.

During the six months ended June 30, 2023 and 2022, the Company recognized $101,269 and $88,848 in dividends to the Series A shareholders, respectively, and made cash dividend payments of $109,053 and $44,995, respectively. As of June 30, 2023 and December 31, 2022, the company has remaining unpaid dividends of $46,620 and $54,404, respectively.

As of June 30, 2023 and December 31, 2022, there were 69,660 Series A preferred shares outstanding, respectively.

Common stock

Company’s authorized common stock consists of 50,000,000 shares of common stock, with a par value of $0.001 per share. All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders. The shares of common stock have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Holders of the common stock are entitled to equal ratable rights to dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available. The Company has not declared any dividends on common stock to date.

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On August 25, 2022, the “Company entered into an underwriting agreement with EF Hutton, division of Benchmark Investments, LLC (the “underwriter”), relating to the Company’s initial public offering of units (the “Units”) pursuant to the Company’s registration statement on Form S-1 (File No. 333-264191), under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the underwriting agreement, the Company sold 2,753,750 Units at a public offering price of $5.00 per Unit, with each Unit consisting of one share of common stock, par value $0.001 per share, and two warrants, with each warrant exercisable to purchase one share of common stock, at an exercise price of $5.00 per share. The warrants have the rights as set forth under a warrant agency agreement. The shares of common stock and the warrants were immediately separable and were issued separately.

The Company also granted the underwriter a 45-day over-allotment option, if any, to purchase up to a) 413,063 additional shares of common stock, and/or b) 826,126 additional warrants, equivalent to 15% of the shares of common stock and warrants sold in the offering. On August 29, 2022, the underwriter partially exercised this option and purchased 609,750 additional warrants at the purchase price of $.01 per warrant for aggregate gross proceeds of $6,097.50.

The Company also issued the underwriter a warrant to purchase 82,613 shares of the Company’s common stock at an exercise price of $5.50, which is 110% of the initial public offering price. The underwriter’s warrant may be exercised in whole or in part, commencing on a date which is six months from August 25, 2022 until August 25, 2027.

The underwriting agreement includes customary representations, warranties and covenants by the Company. It also provides that the Company will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make because of any of those liabilities. In exchange for the underwriters’ services, the Company agreed to sell the Units to the underwriters at a purchase price of $4.60 per unit.

The Company’s officers and directors and their affiliates have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock until May 27, 2023 without the prior written consent of the underwriter.

The Offering closed on August 30, 2022, and the Company sold 2,753,750 shares of common stock and 5,507,500 warrants (6,117,250 warrants including the over-allotment option warrants) to the underwriters for total gross proceeds of $13,774,848. After deducting the underwriting commissions, discounts, and offering expenses, the Company received net proceeds of $12,225,470.

Common Share Awards

During the year ended December 31, 2020, the Company granted a total of 3,233,336 shares to various employees and consultants for services rendered. The Company recognized stock-based compensation expense of $383,328 related to the vesting of the share awards during the six months ended June 30, 2023 and 2022. As of June 30, 2023, the Company expects to recognize an additional $63,920 through the end of the requisite service period for these awards, assuming all shares vest. The requisite service period for these awards is the same as the vesting period for each award. As of June 30, 2023, the awards had a remaining service period of approximately 0.05 years.

The Company also awarded a total of 2,800 shares of common stock to the Company’s four independent members of the Board of Directors, with a fair value of $16,667 based on the most recent price of common stock sold for cash recognized as part of stock-based compensation during the year ended December 31, 2022.

Stock Options

On June 1, 2023, the Company awarded an aggregate of 60,000 options to purchase shares of common stock to the Company’s four independent members of the Board of Directors, with and exercise price of $1.27 The Company estimated fair value of these options to be $0.93 per share using a Black-Scholes option pricing model, and the expense associated with the options will be recognized over the requite service period of 7 months. The fair value of the stock options was estimated using a Black-Scholes option pricing model and the following assumptions: 1) dividend yield of 0%; 2) risk-free rate of 3.70%; 3) volatility of 209.7% based on a group of peer group companies; 4) a common stock price of $1.27 based on the most recent common stock sales for cash, and 5) an expected term of five years.

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A summary of stock option information is as follows:

	Outstanding Awards	Weighted Average Grant Date Fair Value	Weighted Average Exercise price
Outstanding at December 31, 2022	59,850	$4.15	$9.11
Granted	60,000	0.93	1.27
Exercised	-	-	-
Forfeited and cancelled	(22,661)	(3.69)	(13.68)
Outstanding at June 30, 2023	97,189	$2.25	$6.75
Exercisable at June 30, 2023	68,002	$2.35	$3.33

The weighted average remaining contractual life is approximately 6.75 years for stock options outstanding with no intrinsic value of as of June 30, 2023. The Company recognized stock-based compensation of $80,269 and 59,848 during the six months ended June 30, 2023 and 2022, respectively. The Company expects to recognize an additional $54,783 of compensation cost related to options that are expected to vest.

Common Stock Warrants

A summary of stock warrant information is as follows:

	Outstanding Awards	Weighted Average Grant Date Fair Value	Weighted Average Exercise price
Outstanding at December 31, 2022	6,219,863	$4.21	$5.01
Granted	6,219,863	4.21	5.01
Exercised	-	-	-
Forfeited and cancelled	-	-	-
Outstanding at June 30, 2023	6,219,863	$4.21	$5.01
Exercisable at June 30, 2023	6,219,863	$4.21	$5.01

The weighted average remaining contractual life is approximately 4.15 years for stock warrants outstanding with no intrinsic value of as of June 30, 2023.

NOTE 8 – RELATED PARTY TRANSACTIONS

From time to time, the Company pays expenses directly on behalf of the Joint Ventures that it manages and receives funds on behalf of the joint ventures. As of June 30, 2023 and December 31, 2022 the balances due from the joint ventures were $92,673 and $74,866 included in non-current assets.

From time to time, the Company’s CEO paid expenses on behalf of the Company, and the Company funded certain expenses to the CEO. Additionally, the Company received its investments in JV I, JV II and JV III from the CEO. As of June 30, 2023 and December 31, 2022, the Company was owed $36,854 by the entities controlled by the Company’s CEO.

No member of management has benefited from the transactions with related parties.

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NOTE 9 – NOTES PAYABLE

On October 13, 2022, the Company entered into a short term financing agreement with a payment services provider for total principal of $82,490 and received cash proceeds of $73,000. The Company will pay 17% of its daily sales processed through the service provider until the total principal is repaid. As of June 30, 2023 and December 31, 2022 the Company owed $19,215 and $68,959, respectively.

On October 13, 2022, the Company entered in the BCP Note as part of the acquisition of BCP media. The BCP Note has the principal sum of $2,399,000 (and it matures on the one year anniversary from the date of the BCP Note. Interest on the outstanding principal balance of, and all other sums owing under the Loan Amount, is three percent (3%), compounded annually. Upon the occurrence of an Event of Default (as defined in the BCP Note), the Interest Rate automatically increases to the rate of eight percent (8%) per annum, compounded annually. The Loan Amount is payable as follows: (i) commencing on the date that is thirty (30) days from the date of the BCP Note, and continuing monthly on such same day thereafter, the Company shall make an interest only payment to BCP Media equal to $5,997.50per month; and (ii) the entire Loan Amount, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

NOTE 10 – SUBSEQUENT EVENTS

Management has evaluated events through August __, 2023, the date these financial statements were available for issuance, and noted the following events requiring disclosures:

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with our consolidated financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management. This information should also be read in conjunction with our audited historical consolidated financial statements which are included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on April 12, 2023.

Overview

Onfolio Holdings Inc. acquires controlling interests in and actively manages online businesses that we believe (i) operate in sectors with long-term growth opportunities, (ii) have positive and stable cash flows, (iii) face minimal threats of technological or competitive obsolescence and (iv) can be managed by our existing team or have strong management teams largely in place. Through the acquisition and growth of a diversified group of websites with these characteristics, we believe we offer investors in our shares an opportunity to diversify their own portfolio risk.

Onfolio Holdings Inc. was incorporated on July 20, 2020 under the laws of Delaware to acquire and develop high-growth and profitable websites. Unless the context otherwise requires, all references to “our Company,” “we,” “our” or “us” and other similar terms means Onfolio Holdings Inc., a Delaware corporation, and our wholly owned subsidiaries.

In the second quarter of 2023, we made significant financial progress that is not necessarily apparent from our financial statements. The highlight of our second quarter performance was a reduction in cash burn from approximately $940,000 in the first quarter of 2023 (excluding Contentellect one-time items) to approximately $600,000 in the second quarter, a 35% improvement. This cash burn was the result of expense reduction, revenue stabilization, and the absence of one-time costs that were present in the first quarter of 2023.

Revenue in the second quarter was down slightly from the first quarter of 2023.  Operating expenses in the second quarter increased largely due to the reclassification of some costs from Cost of Revenue to Operating Expenses and the$189,000 non-cash impairment charge from the write-off of some of our smaller assets. When accounting for those items, the financial progress from previous quarters becomes more clear.  Management believes that the cash burn is currently the most important metric to assess our operating efficiency and progress.

In Q4 2022 and Q1 2023, we completed significant acquisitions, so in Q2 2023 we focused on improving our platform infrastructure (which means improving our central team’s ability to integrate acquisitions, perform due diligence, understand efficient capital allocation, and plan for the future), as well as continued efforts to control and/or reduce costs. We believe we have made substantial progress in this area of our operations.

Looking ahead to Q3 2023, we continue to focus on increasing revenue and controlling costs and aim to continue our upward trend towards profitability.

We currently face two key questions. One is:  Can we reach profitability without issuing further equity and diluting shareholders? The other question is whether we can successfully acquire businesses and integrate them into our portfolio. Said another way, do our acquisitions perform well after the deal has closed?

Since the start of the year, we have been exploring various options available for reaching profitability without diluting shareholders. The options rely on a few key levers. 1.) Organic growth of acquired and existing businesses. 2.) Expense reduction 3.) Non-dilutive financing.

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We have made progress in all 3 areas, particularly 1 + 2. For part 3, we are pursuing options available to us, but so far have not closed on any of the options as the options are not on attractive enough terms.

We also see a potential path to reaching profitability without raising debt, which relies on revenue growth and continued cost control. Q2 was a period where we focused strongly on these 2 areas, and started to see results. We do not aggressively pursue revenue growth at all costs, but rather we aim for low-risk, profitable growth of our existing businesses.

For financing, when the right terms are presented to us, we will take on that capital, as there are still numerous acquisition targets in our pipeline.

In terms of the second question about our ability to successfully operate businesses post-acquisition, Q2 was another positive quarter, where we saw continued progress with our post-IPO acquisitions. Our goal is for a business to be either steady or growing within 6 months after we acquire it (there is typically a dip in the transition period as we bring in new leadership and various improvements), and we are pleased with the results we’ve seen thus far.

Asset Purchase Agreement - Contentellect Limited

Emerging Growth Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;”
•

disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of our initial public offering, (ii) the last day of the first fiscal year in which our total annual gross revenues are $1.07 billion or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors at a portfolio company level:

●	our ability to acquire new customers or retain existing customers and grow revenue;

●	our ability to offer competitive product pricing and control expenses;

●	our ability to broaden product offerings;

●	industry demand and competition;

●	our ability to leverage technology and use and develop efficient processes;

●	our ability to attract and retain talented employees; and

●	market conditions and our market position.

Results of Operations

Three Months Ended June 30, 2023 compared to the Three Months Ended June 30, 2022

The Company reported a net loss of $1,294,125 for the three months ended June 30, 2023 compared to a net loss of $1,264,534 for the three months ended June 30, 2022. The components of the increase in net loss for the current period are as follows:

Revenues

	For the Quarter Ended June 30,		$ Change from prior	% Change from prior
	2023	2022	year	year
Revenue, services	$295,750	$68,143	$227,607	334%
Revenue, product sales	1,014,293	289,679	724,614	250%
Total Revenue	$1,310,043	$357,822	952,221	266%

Revenue increased by $952,221, or 266% for the three months ended June 30, 2023 compared to 2022. The increase is primarily due to revenue from our three acquisitions completed during the fourth quarter of fiscal 2022 and the purchase of Contentellect in Q1 2023, which combined increased revenue by approximately $1,036,000, including approximately $789,000 in digital product sales. This increase was offset by a decline in website management revenue, and a decline in digital product sales within the Company’s Mighty Deals subsidiary.

Cost of Revenue

	For the Quarter Ended June 30,		$ Change from	% Change from
	2023	2022	prior year	prior year
Cost of revenue, services	$129,622	$55,416	$74,206	134%
Cost of revenue, product sales	364,850	152,697	212,153	139%
Total Cost of Revenue	494,472	208,113	286,359	138%

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Cost of revenue increased by $286,359, or 138% due to the increase resulting from the Company’s recent acquisitions. The Company’s gross profit margins increased in the current period compared to the prior period due to the Company’s efforts to streamline operations and create efficiencies, and due to the increased sales from digital product sales with higher margins in the new businesses. The components most significant to the Company’s cost of revenue are the costs of labor for service fulfillment, content creation, website hosting and maintenance costs and the costs of acquiring new inventory products for physical product sales.

Operating Expenses

General and Administrative

General and Administrative expenses increased by $537,362, or 52% during the three months June 30, 2023 compared to 2022. The increase was primarily due to an increase in advertising and marketing costs of $290,000 related to the new businesses acquired, amortization expense of $190,000 associated with the acquired intangible assets not present in the comparable period, a $128,000 increase in other general and administrative costs including stock-based compensation, travel, merchant fees, and increased costs related to being a public company of $93,000, including insurance and director fees. Contractor and payroll costs declined by $141,000 as a result of the Company’s efficiency efforts.

Our general and administrative expenses consist primarily of consulting related expenses paid to contractors, stock-based compensation, advertising and marketing costs, and other expenses. In the near future, we expect our general and administrative expenses to continue to increase to support business growth. Over the long term, we expect general and administrative expenses to decrease as a percentage of revenue.

Impairment Loss

During the three months ended June 30, 2023, the Company recognized impairment losses of $189,937 of intangible asset related to lower performing sites, including Pretty Neat Creative, operating under Onfolio Crafts LLC. Management has a process to evaluate the viability and profitability of each business. If and when management concludes that a business has a significantly reduced future value, management will assess the asset for possible impairment in the fiscal quarter management reaches that conclusion.

Professional Fees and Acquisition Costs

Professional fees increased by $141,692, or 88% during the three months June 30, 2023 compared to 2022 primarily due to increased legal and accounting costs associated with the Company’s compliance requirements as a public company. The Company also incurred $57,393 in acquisition costs during the three months ended June 30, 2023 compared to $163,307 during the three months ended June 30, 2022, which included due diligence, audit, legal and other professional fees related to acquisitions and potential acquisitions. We expect acquisition costs to remain significant as we continue to grow based on acquisitions.

Other Income and expense

Total other income was $13,902 during the three months June 30, 2023 compared to other expense of $53,723 during the three months June 30, 2022. The increase in other income was driven by higher interest income on the Company’s increased cash balances from funds raised in the Company’s initial public offering in the third quarter of 2022. As compared to impairment losses and a loss on sale of assets during 2022.

Six Months Ended June 30, 2023 compared to the Six Months Ended June 30, 2022

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The Company reported a net loss of $2,578,200 for the six months ended June 30, 2023 compared to a net loss of $2,013,300 for the six months ended June 30, 2022. The components of the increase in net loss for the current period are as follows:

Revenues

	For the Quarter Ended June 30,		$ Change from prior	% Change from prior
	2023	2022	year	year
Revenue, services	$688,151	$186,130	$502,021	270%
Revenue, product sales	1,973,626	557,615	1,416,011	254%
Total Revenue	$2,661,777	$743,745	1,918,032	258%

Revenue increased by $1,918,032, or 258% for the six months ended June 30, 2023 compared to 2022. The increase is primarily due to revenue from our three acquisitions completed during the fourth quarter of fiscal 2022 and the purchase of Contentellect in Q1 2023, which increased revenue by approximately $1,610,000, including approximately $1,044,000 in digital product sales. This increase was offset by a decline in website management revenue, and a decline in digital product sales within the Company’s Might Deals subsidiary.

Cost of Revenue

	For the Quarter Ended June 30,		$ Change from	% Change from
	2023	2022	prior year	prior year
Cost of revenue, services	$433,786	$183,755	$250,031	136%
Cost of revenue, product sales	669,207	249,127	420,080	169%
Total Cost of Revenue	1,102,993	432,882	670,111	155%

Cost of revenue increased by $670,111, or 155% due to the increase resulting from the Company’s recent acquisitions. The Company’s gross profit margins increased in the current period compared to the prior period due to the Company’s efforts to streamline operations and create efficiencies, and due to the increased sales from digital product sales with higher margins. The components most significant to the Company’s cost of revenue are the costs of labor for service fulfillment, content creation, website hosting and maintenance costs and the costs of acquiring new inventory products for physical product sales.

Operating Expenses

General and Administrative

General and Administrative expenses increased by $1,422,452, or 80% during the six months June 30, 2023 compared to 2022. The increase was primarily due to an increase in advertising and marketing costs of $738,000 related to the new businesses acquired, amortization expense of $361,000 associated with the acquired intangible assets not present in the comparable period, a $163,000 increase in other general and administrative costs including stock-based compensation, travel, merchant fees, and increased costs related to being a public company of $242,000.

Our general and administrative expenses consist primarily of consulting related expenses paid to contractors, stock-based compensation, advertising and marketing costs, and other expenses. In the near future, we expect our general and administrative expenses to continue to increase to support business growth. Over the long term, we expect general and administrative expenses to decrease as a percentage of revenue.

Impairment Loss

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During the three months ended June 30, 2023, the Company recognized impairment losses of $189,937 of intangible asset related to lower performing sites including Pretty Neat Creative, operating under Onfolio Crafts LLC. Management has a process to evaluate the viability and profitability of each business.  If and when management concludes that a business has a significantly reduced future value, management will assess the asset for possible impairment in the fiscal quarter management reaches that conclusion.

Professional Fees and Acquisition Costs

Professional fees increased by $359,445, or 134% during the six months June 30, 2023 compared to 2022 primarily due to increased legal and accounting costs associated with the Company’s compliance requirements as a public company. The Company also incurred $208,007 in acquisition costs during the six months ended June 30, 2023 compared to $240,468 during the six months ended June 30, 2022, which included due diligence, audit, legal and other professional fees related to acquisitions and potential acquisitions. We expect acquisition costs to remain significant as we continue to grow based on acquisitions.

Other Income and expense

Total other income was $80,993 during the six months June 30, 2023 compared to other expense of $45,559 during the six months June 30, 2022. The increase in other income was driven by higher interest income on the Company’s increased cash balances from funds raised in the Company’s initial public offering in the third quarter of 2022. As compared to impairment losses and a loss on sale of assets during 2022.

Liquidity and Capital Resources

As of June 30, 2023, our principal sources of liquidity consisted of cash and cash equivalents of $4,052,355 which was mainly on account of raising capital from sale of common stock and warrants in our IPO of $12,255,470.

Our Company’s recurring losses from operations and negative cash flows from operations and our need to raise additional funding to finance our operations raise substantial doubt about our ability to continue as a going concern. Accordingly, management and our auditor have concluded that substantial doubt exists regarding our ability to continue as a going concern. Our audited financial statements contained in our Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on April 12, 2023 were prepared on a going concern basis, and contemplated the realization of assets and satisfaction of liabilities in the ordinary course of business. We believe that our cash and cash equivalents as of June 30, 2023, and the future operating cash flows of the entity may not provide adequate resources to fund ongoing cash requirements for the next twelve months. If sources of liquidity are not available or if we cannot generate sufficient cash flow from operations during the next twelve months, we may be required to obtain additional sources of funds through additional operational improvements, capital market transactions, asset sales or financing from third parties, a combination thereof or otherwise. We cannot provide assurance that these additional sources of funds will be available or, if available, would have reasonable terms. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern.

Cash used in operating activities

Net cash used in operating activities was $1,556,175 and $1,558,146 for the six months ended June 30, 2023 and 2022, respectively. The increase was primarily from the increase general and administrative costs as the Company expanded its operations through its business acquisitions in the past 6 months.

Cash used in investing activities

Net cash used in investing activities was $850,000 for the six months ended June 30, 2023 and net cash provided by investing activities was $23,194 for the six months ended June 30, 2022, respectively. During the current period, the Company paid $850,000 to acquire the Contentellect Business, and during the comparable period the Company made additional investments in its joint ventures of $22,500 offset by the sale of an intangible asset for proceeds of $45,694.

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Cash used in/provided by financing activities

Cash flows used in financing activities was $198,797 for the six months ended June 30, 2023 compared to cash provided by financing activities of $249,354 during the six months ended June 30, 2022. During the 2023 period, we paid $109,053 in dividends to preferred stockholders and made payments totaling $89,744 on notes payable. During the 2022 period, we received $316,000 in cash proceeds by issuing preferred stock to various investors in a private exempted offering and received cash proceeds of $44,000 from notes payable, made payments on various notes payable of $31,151, paid $44,995 of dividends on preferred stock, and paid $35,000 towards its investment in various JVs.

Critical Accounting Policies

The following are the Company’s critical accounting policies:

Investment in Unconsolidated Entities – Equity and Cost Method Investments

We account for our interests in entities in which we are able to exercise significant influence over operating and financial policies, generally 50% or less ownership interest, under the equity method of accounting. In such cases, our original investments are recorded at cost and adjusted for our share of earnings, losses and distributions. We account for our interests in entities where we have virtually no influence over operating and financial policies under the cost method of accounting. In such cases, our original investments are recorded at cost and any distributions received are recorded as income. Our investments in OnFolio JV I, LLC (“JV I”), OnFolio JVII, LLC (“JVII”) and OnFolio JVIII, LLC (“JVIII”) are accounted for under the cost method. All investments are subject to our impairment review policy.

The current investment in unconsolidated affiliates accounted for under the equity method consists of a 35.8% interest in OnFolio JV IV, LLC (“JV IV”), which is involved in the acquisition, development and operation of websites to produce adverting revenue.

Variable Interest Entities

Variable interest entities (“VIEs”) are consolidated when the investor is the primary beneficiary. A primary beneficiary is the variable interest holder in a VIE with both the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and the obligation to absorb losses, or the right to receive benefits that could potentially be significant to the VIE. Management concluded that the joint ventures do not qualify as variable interest entities under the requirements of ASC 810. The Company accounts for its investments in the joint ventures under either the cost or equity method based on the equity ownership in each entity.

Revenue Recognition

The Company primarily earns revenue through website management, digital services, advertising and content placement on its websites, product sales, and digital product sales. Management services revenue is earned and recognized on a monthly basis as the services are provided. Advertising and content revenue is earned and recognized once the content is presented on the Company's sites in accordance with the customer requirements. Product sales are recognized at the time the product is shipped to the customer. In certain circumstances, products are shipped directly by a supplier to the end customer at the Company's request. The Company determined that it is the primary obligor in these contracts due to being responsible for fulfilling the customer contract, establishing pricing with the customer, and taking on credit risk from the customer. The Company recognizes revenue from these contracts with customers on a gross basis. Digital product sales represent electronic content that is transferred to the customer at time of purchase. The Company also earns revenue from online course subscriptions that may have monthly or annual subscriptions. In circumstances when a customer purchases an annual subscription upfront, the Company defers the revenue until the performance obligation has been satisfied.

Revenue is recognized based on the following five step model:

-	Identification of the contract with a customer
-	Identification of the performance obligations in the contract

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-	Determination of the transaction price
-	Allocation of the transaction price to the performance obligations in the contract
-	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company amortizes acquired definite-lived intangible assets over their estimated useful lives. Other indefinite-lived intangible assets are not amortized but subject to annual impairment tests.

Long-lived Assets

Property and equipment are stated on the basis of historical cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Major renewals and improvements are capitalized, while minor replacements, maintenance and repairs are charged to current operations.

In accordance with ASC 360 “Property Plant and Equipment,” the Company reviews the carrying value of intangibles subject to amortization and long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Off-balance sheet arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual commitments

We did not have, during the periods presented, any contractual commitments or contractual contingencies as defined in the rules and regulations of the SEC.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not applicable.

ITEM 4. CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our principal executive officer and principal financial officer, evaluated the effectiveness of our “disclosure controls and procedures” (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of June 30, 2023, the end of the period covered by this Quarterly Report on Form 10-Q. The term “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files under the Exchange Act is accumulated and communicated to a company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the controls system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. Based on the evaluation of our disclosure controls and procedures as of June 30, 2023, our management, with the participation of our principal executive officer and principal financial officer has concluded that, based on such evaluation, as of the end of the period covered by this Quarterly Report on Form 10-Q, our disclosure controls and procedures were not effective due to the material weakness described below. However, our management, including our principal executive officer and principal financial officer, has concluded that, notwithstanding the identified material weakness in our internal control over financial reporting, the financial statements in this Quarterly Report on Form 10-Q fairly present, in all material respects, our financial condition, results of operations and cash flows for the periods presented in conformity with U.S. GAAP.

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Material Weakness in Internal Controls Over Financial Reporting

We identified a material weakness in our internal control over financial reporting that exists as of June 30, 2023. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We determined that we had a material weakness because, due to our small size, and our limited number of personnel, we did not have in place an effective internal control environment with formal processes and procedures, including journal entry processing and review, to allow for a detailed review of accounting transactions that would identify errors in a timely manner.

Notwithstanding the material weaknesses in our internal control over financial reporting, we have concluded that the condensed consolidated financial statements included in this Quarterly Report on Form 10-Q fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented in conformity with GAAP.

Management’s Plan to Remediate the Material Weakness

With the oversight of senior management, management is working towards remediation of these weaknesses in 2023 including addition of accounting personnel and to evaluate and implement procedures that will strengthen our internal controls. While we believe these measures will remediate the material weakness identified and strengthen our internal control over financial reporting, there is no assurance that we will demonstrate sufficient improvement that the material weakness will be remediated. We are committed to continuing to improve our internal control processes and will continue to diligently review our financial reporting controls and procedures.

Changes in Internal Control

There have been no changes in our internal control over financial reporting that occurred during our last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II — OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

ITEM 1A. RISK FACTORS.

In addition to the information set forth in this Form 10-Q, you should carefully consider the risk factors disclosed in Part I Item 1.A “Risk Factors” contained in our Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on April 12, 2023. There have been no material changes to our risk factors from those included therein. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, and/or operating results. If any of the risks actually occur, our business, financial condition, and/or results of operations could be negatively affected. We may disclose changes to such factors or disclose additional factors from time to time in our future filings with the SEC.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. MINE SAFETY DISCLOSURES.

Not applicable.

ITEM 5. OTHER INFORMATION.

None.

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ITEM 6. EXHIBITS.

The following exhibits are included herein:

Exhibit No.	Description of Exhibit
22.1	List of issuer and guarantor subsidiaries (incorporated by reference to Form 10-K filed on 4/12/23)
31.1*	Certification pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended, executed by the Principal Executive Officer of the Company.
31.2*	Certification pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended, executed by the Principal Financial Officer of the Company.
32.1**	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, executed by the Principal Executive Officer of the Company.
32.2**	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, executed by the Principal Financial Officer of the Company.
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

* Filed herewith.

**Furnished herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONFOLIO HOLDINGS INC.

Date: August 11, 2023	By:	/s/ Dominic Wells
Dominic Wells Chief Executive Officer (Principal Executive Officer)

Date: August 11, 2023	By:	/s/ Rob te Braake
Rob to Braake Interim Chief Financial Officer (Principal Financial Officer)

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